Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports 2021 Fourth Quarter and Full Year Financial Results; Provides 2022 Outlook

•Achieved full year net sales of $2.6 billion, an increase of 15% year over year
•Delivered full year net income attributable to Masonite of $95 million, up 37% year over year, and Adjusted EBITDA* of $413 million, up 13% year over year
•Launched award winning M-PwrTM Smart Doors as part of the Doors That Do MoreTM Strategy
•Announced $200 Million Additional Share Repurchase Program including planned $100 Million Accelerated Share Repurchase
•Provides 2022 financial outlook with continued strong sales and earnings growth

(Tampa, FL, February 21, 2022) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended January 2, 2022.

($ in millions, except per share amounts)	4Q21	4Q20	% Change	FY21	FY20	% Change
Net sales	$636	$619	+2.8%	$2,597	$2,257	+15.1%
Net income (loss) attributable to Masonite	($25)	$27	(193.7%)	$95	$69	+36.9%
Diluted earnings (loss) per share	($1.06)	$1.08	(198.1%)	$3.85	$2.77	+39.0%
Adjusted EPS*	$2.01	$1.26	+59.5%	$8.16	$6.15	+32.7%
Adjusted EBITDA*	$95	$81	+17.2%	$413	$364	+13.4%
Adjusted EBITDA* Margin	15.0%	13.1%	+190 bps	15.9%	16.1%	(20 bps)

“Our team's ability to execute allowed us to deliver double-digit growth in both net sales and Adjusted EBITDA* in 2021 despite the inflation, supply chain and labor challenges faced throughout the year," said Howard Heckes, President and CEO. "Although the Omicron spike in the back half of the quarter constrained volumes, end-market demand remained steady. We believe our full year results demonstrate the momentum we have gained with our Doors That Do MoreTM Strategy. I am very grateful to the Masonite employees around the world that showed tremendous creativity, flexibility and resilience throughout the year to deliver these results.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Fourth Quarter 2021 Discussion
Net sales were $636 million in the fourth quarter of 2021, a 3% increase from $619 million in the comparable period of 2020. The increase in net sales was the result of a 14% increase in average unit price (AUP) and a 1% increase due to foreign exchange, partially offset by a 10% decrease in base volume, a 1% decrease from the sale of components and a 1% decrease from the impact of a divestiture. The year-over-year decline in volumes resulted largely from the absence of a 53rd week in 2021, as well as Omicron related labor shortages, destocking among certain UK customers and production challenges in the Architectural segment.
•North American Residential net sales were $495 million, a 9% increase compared to the fourth quarter of 2020, driven by a 15% increase from the combined impact of AUP and favorable foreign exchange, partially offset by a 6% decrease in base volume.
•Europe net sales were $74 million, an 11% decrease compared to the fourth quarter of 2020, driven by a 20% decrease in base volume and a 7% decrease from the impact of a divestiture, partially offset by a 14% increase in AUP and a 2% increase due to foreign exchange.
•Architectural net sales were $63 million, an 18% decrease compared to the fourth quarter of 2020, driven by an 18% decrease in base volume and a 6% decrease in the sale of components, partially offset by a 6% increase in AUP.

Total company gross profit was $135 million in the fourth quarter of 2021, a decrease of 5% compared to $142 million in the fourth quarter of 2020. Gross profit margin decreased 170 basis points to 21.2%, due to the impact of inflation on raw materials, rising logistics costs, higher manufacturing wages and benefits, and the impact of lower volume, partially offset by higher AUP.

Selling, general and administration (SG&A) expenses were $66 million in the fourth quarter of 2021, a decrease of 31% compared to $95 million in the fourth quarter of 2020. The decrease in SG&A was primarily driven by lower incentive compensation, as well as the absence of charges related to the settlement of U.S. class action litigation in the prior year period. SG&A as a percentage of net sales was 10.3%, a 500 basis point decrease compared to the fourth quarter of 2020.

Net income (loss) attributable to Masonite was a loss of $25 million in the fourth quarter of 2021 compared to $27 million of income in the fourth quarter of 2020. The decrease was primarily due to the pre-tax impacts of a $60 million charge related to goodwill impairment in the Architectural segment and a $23 million pension settlement charge, partially offset by a $29 million decrease in SG&A expenses as discussed above.

Adjusted EBITDA* of $95 million in the fourth quarter of 2021 increased 17% from $81 million. Diluted earnings (loss) per share were $1.06 of loss in the fourth quarter of 2021 compared to $1.08 of earnings in the comparable 2020 period. Diluted adjusted earnings per share* were $2.01 in the fourth quarter of 2021 compared to $1.26 in the comparable 2020 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year 2021 Discussion
Net sales were $2,597 million in the year ended January 2, 2022, a 15% increase from $2,257 million in the comparable period of 2020. The increase in net sales was a result of an 11% increase in AUP, a 2% increase in base volume, a 2% increase due to favorable foreign exchange and a 1% increase in the sale of components, partially offset by a 1% decrease from the impact of a divestiture.
•North American Residential net sales were $1,953 million, a 19% increase from 2020, driven by a 12% increase in AUP, a 5% increase in base volume and a 2% increase from the combined impact of favorable foreign exchange and the sale of components.
•Europe net sales were $335 million, a 30% increase from 2020, driven by a 12% increase in AUP, a 12% increase in base volume, a 9% increase due to favorable foreign exchange and a 2% increase in the sale of components, partially offset by a 5% decrease from the impact of a divestiture.
•Architectural net sales were $290 million, a 15% decrease from 2020, driven by an 18% decrease in base volumes and a 3% decrease in the sale of components, partially offset by a 6% increase from the combined impact of AUP and favorable foreign exchange.

Total company gross profit was $612 million in the year ended January 2, 2022, an increase of 7% compared to $573 million in the comparable period of 2020. Gross profit margin decreased 180 basis points to 23.6%, due to the impact of higher inflation and tariffs on raw materials, rising logistics costs, higher manufacturing wages and benefits, and increased investment in the business, partially offset by higher AUP.

Selling, general and administration (SG&A) expenses were $308 million in the year ended January 2, 2022, a decrease of 16% compared to $367 million in the comparable 2020 period. The decrease was primarily due to the absence of charges related to the settlement of U.S. class action litigation in the prior year period and lower incentive compensation, partially offset by higher personnel costs, which includes additional resources to support growth. SG&A as a percentage of net sales was 11.9%, a 430 basis point decrease compared to 2020.

Net income attributable to Masonite was $95 million in 2021, an increase of 37% compared to $69 million in 2020. The increase was primarily driven by the pre-tax impacts of a $58 million reduction in SG&A expenses as discussed above, partially offset by an $18 million increase in asset impairment charges in the Architectural segment and a $23 million pension settlement charge.

Adjusted EBITDA* of $413 million in 2021 increased 13% from $364 million in 2020. Diluted earnings per share were $3.85 in the 2021 fiscal year compared to $2.77 in the comparable 2020 period. Diluted adjusted earnings per share* were $8.16 in the 2021 fiscal year compared to $6.15 in the comparable 2020 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the quarter, total available liquidity was $601 million, inclusive of $381 million in unrestricted cash and $220 million of availability under our ABL Facility and our AR Sales Program.

Cash flow from operations was $156 million in fiscal year 2021, down from $321 million in the comparable period of 2020. The decrease was driven by a change in net working capital which included payment of the $40 million litigation settlement that was accrued for in 2020. Capital expenditures were approximately $87 million in the year ended January 2, 2022, an increase from $73 million in the comparable period of 2020.

During the fourth quarter, Masonite repurchased approximately 276 thousand shares of stock for $31 million, at an average price of $111.51. The Company repurchased approximately 1 million shares of stock in fiscal year 2021 for $114 million, at an average price of $112.36.

In the first quarter of 2022 the Company has repurchased approximately 388 thousand shares of stock for $40 million as of February 21, 2022.

Separately, on February 21, 2022, the Company announced that its Board of Directors has approved a new share repurchase program allowing the Company to repurchase up to an additional $200 million of its outstanding common shares. The Company also announced that it intends to enter into an accelerated share repurchase transaction during the first quarter of 2022 for the repurchase of $100 million of its outstanding common shares.

Full Year 2022 Outlook
The Company issued its initial financial outlook for the full year 2022:

Net Sales Growth	+6% - 10%	+7% - 11% ex. FX
Adjusted EBITDA*	$445 - $475M	+8% - 15%
Adjusted EPS*	$9.10 - $10.05	+12% - 23%

The Company expects full-year 2022 net sales growth in the range of 6 to 10 percent, primarily driven by increases in AUP and residential end market growth. Excluding anticipated impacts of foreign exchange, the Company expects net sales growth in the range of 7 to 11 percent.

Note that the Adjusted EPS* outlook assumes a tax rate of 22.5% and a share count of 24.5 million which includes the impact of shares repurchased through February 21, 2022, but excludes the impact of potential future repurchase activity.

"Despite the labor challenges that carried over into January, we entered 2022 with healthy end-market demand." Mr. Heckes continued. " We believe we are well positioned to deliver another strong year of sales and earnings growth in 2022 as we continue to make progress towards the goals we outlined in our 2025 Centennial Plan^."

A quantitative reconciliation of Adjusted EBITDA* and Adjusted EPS* to the corresponding GAAP information is not provided for the 2022 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
^ The Company’s 2025 Centennial Plan is a forward-looking statement and subject to risks and uncertainties. See "Forward-looking Statements”

impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 22, 2022. The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q4'21 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 8, 2022. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13725958.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2022 outlook and 2025 Centennial Plan, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, labor availability and supply chain and logistics constraints, impact of the COVID-19 pandemic, and the impact from foreign exchange on net sales. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
^ The Company’s 2025 Centennial Plan is a forward-looking statement and subject to risks and uncertainties. See "Forward-looking Statements”

customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business including seasonality, weather and climate change; scale and scope of the ongoing coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (“ABL Facility”); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace our expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act (“FCPA”), and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other (income) expense, net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026, 2028 and 2030 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings (loss) per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Fourth quarter 2020 net sales	$452.6	$83.2	$77.3	$5.5	$618.5
Acquisitions, net of divestitures	—	(6.0)	—	—	(6.0)	(1.0)%
Base volume	(28.5)	(16.9)	(13.8)	—	(59.2)	(9.6)%
Average unit price	67.7	11.9	4.3	0.9	84.8	13.7%
Components	—	—	(4.7)	(2.1)	(6.8)	(1.1)%
Foreign exchange	2.7	1.6	0.3	—	4.7	0.8%
Fourth quarter 2021 net sales	$494.5	$73.8	$63.4	$4.3	$636.0
Year over year growth, net sales	9.3%	(11.3)%	(18.0)%	(21.8)%	2.8%

Fourth quarter 2020 Adjusted EBITDA	$87.5	$16.7	$1.0	$(23.9)	$81.3
Fourth quarter 2021 Adjusted EBITDA	88.4	10.6	(6.2)	2.4	95.3
Year over year growth, Adjusted EBITDA	1.0%	(36.5)%	(720.0)%	nm	17.2%

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Year to date 2020 net sales	$1,638.1	$258.1	$340.9	$19.9	$2,257.1
Acquisitions, net of divestitures	—	(12.1)	—	—	(12.1)	(0.5)%
Base volume	78.2	29.9	(59.7)	—	48.4	2.1%
Average unit price	200.1	31.2	15.1	(3.8)	242.6	10.7%
Components	11.5	4.6	(9.0)	3.8	10.8	0.5%
Foreign exchange	25.0	22.8	2.2	0.1	50.1	2.2%
Year to date 2021 net sales	$1,952.9	$334.5	$289.5	$20.0	$2,596.9
Year over year growth, net sales	19.2%	29.6%	(15.1)%	0.5%	15.1%

Year to date 2020 Adjusted EBITDA	$347.8	$40.5	$34.2	$(58.8)	$363.7
Year to date 2021 Adjusted EBITDA	374.5	60.6	(2.7)	(19.8)	412.6
Year over year growth, Adjusted EBITDA	7.7%	49.6%	(107.9)%	nm	13.4%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve months ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Net sales	$635,965	$618,537	$2,596,920	$2,257,075
Cost of goods sold	501,271	476,989	1,985,141	1,684,571
Gross profit	134,694	141,548	611,779	572,504
Gross profit as a % of net sales	21.2%	22.9%	23.6%	25.4%

Selling, general and administration expenses	65,656	94,695	308,430	366,772
Selling, general and administration expenses as a % of net sales	10.3%	15.3%	11.9%	16.2%

Restructuring costs	421	3,252	5,567	8,236
Asset impairment	59,526	—	69,900	51,515
Loss on disposal of subsidiaries	—	—	8,590	2,091
Operating income	9,091	43,601	219,292	143,890
Interest expense, net	10,910	11,896	46,123	46,807
Loss on extinguishment of debt	—	—	13,583	—
Other (income) expense, net	20,020	(1,867)	15,620	(5,217)
Income (loss) before income tax expense	(21,839)	33,572	143,966	102,300
Income tax expense	2,059	5,089	44,772	28,611
Net income (loss)	(23,898)	28,483	99,194	73,689
Less: net income attributable to non-controlling interests	1,319	1,562	4,693	4,652
Net income (loss) attributable to Masonite	$(25,217)	$26,921	$94,501	$69,037

Basic earnings (loss) per common share attributable to Masonite	$(1.06)	$1.10	$3.91	$2.81
Diluted earnings (loss) per common share attributable to Masonite	$(1.06)	$1.08	$3.85	$2.77

Shares used in computing basic earnings per share	23,718,443	24,461,181	24,176,846	24,569,727
Shares used in computing diluted earnings per share	23,718,443	24,937,988	24,562,533	24,943,178

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	January 2, 2022	January 3, 2021
Current assets:
Cash and cash equivalents	$381,395	$364,674
Restricted cash	10,110	10,560
Accounts receivable, net	343,414	290,508
Inventories, net	347,476	260,962
Prepaid expenses and other assets	50,399	42,538
Income taxes receivable	1,332	1,124
Total current assets	1,134,126	970,366
Property, plant and equipment, net	626,797	625,126
Operating lease right-of-use assets	176,445	146,806
Investment in equity investees	14,994	14,636
Goodwill	77,102	138,692
Intangible assets, net	150,487	169,392
Deferred income taxes	20,764	25,331
Other assets	45,903	47,411
Total assets	$2,246,618	$2,137,760

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$138,788	$97,211
Accrued expenses	237,300	277,716
Income taxes payable	8,551	11,086
Total current liabilities	384,639	386,013
Long-term debt	865,721	792,242
Long-term operating lease liabilities	165,670	136,235
Deferred income taxes	77,936	73,073
Other liabilities	52,874	55,080
Total liabilities	1,546,840	1,442,643
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 23,623,887 and 24,422,934 shares issued and outstanding as of January 2, 2022, and January 3, 2021, respectively	543,400	552,969
Additional paid-in capital	222,177	223,666
Retained earnings	24,244	20,385
Accumulated other comprehensive loss	(101,582)	(112,063)
Total equity attributable to Masonite	688,239	684,957
Equity attributable to non-controlling interests	11,539	10,160
Total equity	699,778	695,117
Total liabilities and equity	$2,246,618	$2,137,760

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Year Ended
Cash flows from operating activities:	January 2, 2022	January 3, 2021
Net income	$99,194	$73,689
Adjustments to reconcile net income to net cash flow provided by operating activities:
Loss on disposal of subsidiaries	8,590	2,091
Loss on extinguishment of debt	13,583	—
Depreciation	70,641	68,350
Amortization	21,341	23,423
Share based compensation expense	15,959	19,423
Deferred income taxes	4,881	(10,085)
Unrealized foreign exchange (gain) loss	(1,244)	(324)
Share of income from equity investees, net of tax	(4,858)	(2,811)
Dividend from equity investee	4,500	4,275
Pension and post-retirement funding, net of expense	15,448	(4,654)
Non-cash accruals and interest	1,678	1,601
Loss on sale of property, plant and equipment	1,316	6,234
Asset impairment	69,900	51,515
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(56,831)	(13,006)
Inventories	(92,641)	(15,568)
Prepaid expenses and other assets	(8,021)	(9,179)
Accounts payable and accrued expenses	1,473	107,129
Other assets and liabilities	(8,452)	19,077
Net cash flow provided by operating activities	156,457	321,180

Cash flows from investing activities:
Additions to property, plant and equipment	(86,670)	(72,908)
Acquisition of businesses, net of cash acquired	(160)	(5,814)
Proceeds from sale of subsidiaries, net of cash disposed	7,001	—
Proceeds from sale of property, plant and equipment	6,027	7,362
Other investing activities	(2,340)	(2,530)
Net cash flow used in investing activities	(76,142)	(73,890)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	375,000	—
Repayments of long-term debt	(300,945)	(57)
Payment of debt extinguishment costs	(10,810)	—
Payment of debt issuance costs	(4,672)	—
Tax withholding on share based awards	(5,001)	(3,623)
Distributions to non-controlling interests	(3,380)	(6,657)
Repurchases of common shares	(113,929)	(43,724)
Net cash flow used in financing activities	(63,737)	(54,061)

Net foreign currency translation adjustment on cash	(307)	4,397
Increase in cash, cash equivalents and restricted cash	16,271	197,626
Cash, cash equivalents and restricted cash, beginning of period	375,234	177,608
Cash, cash equivalents and restricted cash, at end of period	$391,505	$375,234

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Net income (loss) attributable to Masonite	$(25,217)	$26,921	$94,501	$69,037

Add: Adjustments to net income (loss) attributable to Masonite:
Restructuring costs	421	3,252	5,567	8,236
Asset impairment	59,526	—	69,900	51,515
Loss on disposal of subsidiaries	—	—	8,590	2,091
Loss on extinguishment of debt	—	—	13,583	—
Pension settlement charges	23,343	—	23,343	—
Income tax expense as a result of UK tax rate change	—	—	2,430	—
Other items (1)	—	2,800	—	40,550
Income tax impact of adjustments	(9,728)	(1,589)	(17,391)	(18,029)
Adjusted net income attributable to Masonite	$48,345	$31,384	$200,523	$153,400

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$(1.06)	$1.08	$3.85	$2.77
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.01	$1.26	$8.16	$6.15

Shares used in computing EPS	23,718,443	24,937,988	24,562,533	24,943,178
Shares used in computing Adjusted EPS	24,086,787	24,937,988	24,562,533	24,943,178
____________
(1) Other items not part of our underlying business performance include $2,800 and $40,550 in legal reserves related to the settlement of U.S. class action litigation in the three and twelve months ended January 3, 2021, respectively, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended January 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$77,454	$5,668	$(68,388)	$(39,951)	$(25,217)
Plus:
Depreciation	9,829	2,290	3,050	2,596	17,765
Amortization	356	3,369	352	515	4,592
Share based compensation expense	—	—	—	4,499	4,499
Loss (gain) on disposal of property, plant and equipment	347	69	(1,055)	1	(638)
Restructuring costs	(104)	—	297	228	421
Asset impairment	—	—	59,526	—	59,526
Interest expense, net	—	—	—	10,910	10,910
Other (income) expense, net	—	(791)	—	20,811	20,020
Income tax expense	—	—	—	2,059	2,059
Net income attributable to non-controlling interest	561	—	—	758	1,319
Adjusted EBITDA	$88,443	$10,605	$(6,218)	$2,426	$95,256

	Three Months Ended January 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$73,905	$10,202	$(5,358)	$(51,828)	$26,921
Plus:
Depreciation	8,907	2,577	2,964	3,160	17,608
Amortization	222	3,708	1,144	449	5,523
Share based compensation expense	—	—	—	5,914	5,914
Loss (gain) on disposal of property, plant and equipment	2,869	214	375	(853)	2,605
Restructuring costs	818	—	1,868	566	3,252
Interest expense, net	—	—	—	11,896	11,896
Other (income) expense, net	(31)	(9)	—	(1,827)	(1,867)
Income tax expense	—	—	—	5,089	5,089
Other items (1)	—	—	—	2,800	2,800
Net income attributable to non-controlling interest	813	—	—	749	1,562
Adjusted EBITDA	$87,503	$16,692	$993	$(23,885)	$81,303
____________
(1) Other items not part of our underlying business performance include $2,800 in legal reserves related to the settlement of U.S. class action litigation in the three months ended January 3, 2021, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Twelve Months Ended January 2, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$329,925	$29,519	$(91,255)	$(173,688)	$94,501
Plus:
Depreciation	37,864	9,752	10,986	12,039	70,641
Amortization	1,640	14,073	3,634	1,994	21,341
Share based compensation expense	—	—	—	15,959	15,959
Loss (gain) on disposal of property, plant and equipment	2,209	(1)	(410)	(482)	1,316
Restructuring costs	(149)	—	5,165	551	5,567
Asset impairment	—	—	69,171	729	69,900
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	46,123	46,123
Loss on extinguishment of debt	—	—	—	13,583	13,583
Other (income) expense, net	—	(1,309)	5	16,924	15,620
Income tax expense	—	—	—	44,772	44,772
Net income attributable to non-controlling interest	2,963	—	—	1,730	4,693
Adjusted EBITDA	$374,452	$60,624	$(2,704)	$(19,766)	$412,606

	Twelve Months Ended January 3, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$298,446	$16,964	$(40,869)	$(205,504)	$69,037
Plus:
Depreciation	35,868	9,838	11,651	10,993	68,350
Amortization	1,837	13,894	6,084	1,608	23,423
Share based compensation expense	—	—	—	19,423	19,423
Loss (gain) on disposal of property, plant and equipment	4,188	(93)	2,922	(783)	6,234
Restructuring costs	4,327	(37)	2,898	1,048	8,236
Asset impairment	—	—	51,515	—	51,515
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	46,807	46,807
Other (income) expense, net	(31)	(92)	—	(5,094)	(5,217)
Income tax expense	—	—	—	28,611	28,611
Other items (1)	—	—	—	40,550	40,550
Net income attributable to non-controlling interest	3,187	—	—	1,465	4,652
Adjusted EBITDA	$347,822	$40,474	$34,201	$(58,785)	$363,712
____________
(1) Other items not part of our underlying business performance include $40,550 in legal reserves related to the settlement of U.S. class action litigation in the twelve months ended January 3, 2021, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839